Exhibit 99.1
Holly Energy Partners L.P. Board of Directors Elects David G. Blair to the Position of President
DALLAS, TX, January 4, 2010 — Holly Energy Partners, L.P. (NYSE:HEP) announced today the promotion of David G. Blair from his current position as Senior Vice President of Holly Energy to President, effective January 1, 2010.
Matt Clifton, Chairman and CEO of Holly Energy, said, “David has done an excellent job in leading Holly Energy’s growth initiatives while providing leadership in fostering safe and reliable pipeline and terminal operations. We look forward to David’s expanded role at Holly Energy.”
Prior to his role as Senior Vice President of Holly Energy, Mr. Blair led Holly Corporation’s asphalt business as President of Holly Asphalt Company. Prior to this role, Mr. Blair has held a number of marketing and management positions at Holly Corporation after initially joining Holly in 1981.
About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including Holly Corporation, which currently owns a 34% interest in Holly Energy. Holly Energy owns and operates petroleum product and crude pipelines, tankage and terminals located in Texas, New Mexico, Arizona, Washington, Idaho, Utah and Oklahoma. In addition, Holly Energy owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area.
About Holly Corporation
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other high value specialty products. Holly operates through its subsidiaries a 100,000 barrels per stream day (“bpsd”) refinery located in Artesia, New Mexico, a 125,000 bpsd refinery in Tulsa, Oklahoma and a 31,000 bpsd refinery in Woods Cross, Utah. A subsidiary of Holly also owns a 34% interest (including the general partner interest) in Holly Energy Partners, L.P.
FOR FURTHER INFORMATION, contact:
Bruce R. Shaw
Senior Vice President & Chief Financial Officer
Holly Energy Partners, L.P.
214-871-3555
M. Neale Hickerson
Vice President, Investor Relations
Holly Energy Partners, L.P.
214-871-3555